Exhibit 99.1

       Trading Symbol for InterDigital, Inc. to Revert to IDCC


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 2, 2007--InterDigital, Inc. (NASDAQ:IDCCD) today announced that the company's trading symbol will revert to "IDCC" effective Monday, August 6, 2007 at market open.

    On July 2, 2007, InterDigital Communications Corporation filed a Form 8-K announcing an internal corporate restructuring, which resulted in InterDigital, Inc. being substituted as the publicly-traded company. To indicate this substitution event, NASDAQ implemented a 20-trading day transition period commencing July 9, 2007, temporarily changing the company's trading symbol from "IDCC" to "IDCCD."

    Beginning at market open on August 6, 2007, InterDigital, Inc.'s common stock will again be traded on the NASDAQ Global Select Market under the ticker symbol "IDCC." As was announced by the company on July 2, 2007, all outstanding shares of InterDigital Communications Corporation common stock have been converted automatically into shares of InterDigital, Inc. on a share-for-share basis. Stock certificates formerly representing shares of InterDigital Communications Corporation (as well as its predecessor company, International Mobile Machines Corporation) represent the same number of shares of common stock in InterDigital, Inc. Shareholders do not need to exchange their share certificates.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, InterDigital offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    InterDigital is a registered trademark of InterDigital, Inc.

    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com